EXHIBIT 3.4


                        Advisors Asset Management, Inc.
                              18925 Base Camp Road
                           Monument, Colorado  80132


                                January 12, 2018


Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado  80132

     Re:                 Advisors Disciplined Trust 1846
            Cohen & Steers New Jersey Municipal Closed-End Portfolio,
                                  Series 2018-1

Ladies and Gentlemen:

     We have acted as special counsel to Advisors Asset Management, Inc. (the "Sponsor"), with respect to New Jersey state tax matters, in connection with Advisors Disciplined Trust 1846 (the "Fund") concerning a Registration Statement (No. 333-220711) on Form S-6 under the Securities Act of 1933, as amended, covering the issuance by the Fund of units of fractional undivided interest (the "Units") in a single trust, namely, the Cohen & Steers New Jersey Municipal Closed-End Portfolio, Series 2018-1 (the "New Jersey Series"). Such Units will be purchased by various investors (the "Unitholders").

     The Fund is organized pursuant to a certain Standard Terms and Conditions of Trust dated August 5, 2004, and a related Trust Agreement (the "Indenture") of even date herewith (the "Date of Deposit") between the Sponsor, The Bank of New York Mellon (the "Trustee"), and Advisors Asset Management, Inc. (referred to as the "Supervisor" and the "Evaluator"). Each Unit of the New Jersey Series will be comprised of that number of units which will establish as close as possible as of the Date of Deposit a Public Offering Price (as defined in the Prospectus) per Unit of $10. The New Jersey Series will be administered as a distinct entity with separate certificates, investments, expenses, books and records.

     In acting as special counsel, we have examined the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and the opinion of Chapman and Cutler LLP with respect to the Federal income tax status of the Fund, its constituent Trusts and its Unitholders (the "Chapman Opinion"), and such other instruments and documents as we have deemed pertinent.

     We note that it is expected that the assets of the New Jersey Series will consist of a diversified portfolio of common stocks issued by closed-end investment companies that qualify as "qualified investment funds" within the meaning of N.J.S.A. 54A:6-14.1, the portfolios of which are concentrated in tax-exempt interest-bearing obligations issued by or on behalf of the

Advisors Asset Management, Inc.
January 12, 2018
Page 2


State of New Jersey, and counties, municipalities, authorities and other political subdivisions thereof, and certain territories of the United States (such closed-end investment companies to be referred to as "New Jersey Closed-End Funds"). You have not requested us to examine, and accordingly we have not examined, any of the assets held by the New Jersey Series, including such New Jersey Closed-End Funds (collectively, "Trust Assets"), and express no opinion as to the New Jersey tax treatment of such Trust Assets. Distributions of the income received by the New Jersey Series will be made to each Unitholder monthly.

     It is possible that the New Jersey Series will consist of assets other than New Jersey Closed-End Funds, including assets that are treated differently for New Jersey tax purposes from those described above, in which case there will be New Jersey tax consequences different from or in addition to those described in this opinion.

     We understand that on the Date of Deposit the Sponsor has deposited with the Trustee portfolios of common stocks of closed-end investment companies and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price, as more fully set forth in the Preliminary Prospectus.

     The Chapman Opinion provides as follows: (1) for Federal income tax purposes the Fund and New Jersey Series will not be taxable as a corporation or association but will be governed by the provisions of Subchapter J (relating to trusts) of Chapter 1 of the Internal Revenue Code of 1986, as amended; (2) each Unitholder will be considered the owner of a pro rata portion of the New Jersey Series and will be subject to tax on the income therefrom under the provisions of Subpart E of Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended; (3) for Federal income tax purposes, each item of trust income will have the same character in the hands of the Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust's assets, and (4) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's assets.

     Based on our examination of the Indenture, and, with respect to Federal income tax matters, with your approval, relying solely upon the Chapman Opinion, and our examination of such other documents, records and matters of law as we deem necessary, we are of the opinion that for New Jersey state and local tax purposes:

          1. The New Jersey Series will be recognized as a trust and not an association taxable as a corporation. The New Jersey Series will not be subject to the New Jersey Corporation Business Tax or the New Jersey Corporation Income Tax.

          2. With respect to the non-corporate Unitholders who are residents of New Jersey, the income of the New Jersey Series which is allocable to each such Unitholder

Advisors Asset Management, Inc.
January 12, 2018
Page 3


     will be treated as the income of such Unitholder under the New Jersey Gross Income Tax. Interest received by the New Jersey Series from the underlying New Jersey Closed-End Funds which would be exempt from New Jersey Gross Income Tax if directly received by such Unitholder will retain its status as tax-exempt interest when received by the New Jersey Series and distributed to such Unitholder.

          3. A non-corporate Unitholder will not be subject to the New Jersey Gross Income Tax on any gain realized either when the New Jersey Series disposes of an interest in a New Jersey Closed-End Fund (whether by redemption, sale or otherwise) or when the non-corporate Unitholder redeems or sells Units of the New Jersey Series. Any loss realized on such disposition may not be utilized to offset gains realized by such Unitholder on the disposition of assets the gain on which is subject to the New Jersey Gross Income Tax.

          4. Units of the New Jersey Series may be taxable on the death of a Unitholder under the New Jersey Transfer Inheritance Tax law or the New Jersey Estate Tax Law.

          5. If a Unitholder is a corporation subject to the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax, interest from the New Jersey Closed-End Funds in the New Jersey Series which is allocable to such corporation will be includable in its entire net income for purposes of the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax, less any interest expense incurred to carry such investment to the extent such interest expense has not been deducted in computing Federal taxable income. Net gains derived by such corporation on the disposition of the New Jersey Closed-End Funds by the New Jersey Series or on the disposition of its Units will be included in its entire net income for purposes of the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax.

     We have not examined any of the New Jersey Closed-End Funds deposited in the New Jersey Series, and express no opinion as to whether the interest received from such New Jersey Closed-End Funds would in fact be tax-exempt if directly received by a Unitholder; nor have we made any review of the proceedings relating to the issuance of the New Jersey Closed-End Funds or the basis for counsel opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and a summary of this opinion included in such Registration Statement and the related Prospectus. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     Except as indicated in the immediately preceding paragraph hereof and except with our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to

Advisors Asset Management, Inc.
January 12, 2018
Page 4


in any document or instrument or be furnished to or relied upon by any person other than the addressee and The Bank of New York Mellon, as Trustee (including any successor trustee).
     Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Herold Law, P.A. does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

                                        Very truly yours,

                                        /S/ HEROLD LAW, P.A.
                                        -----------------------
                                            HEROLD LAW, P.A.